Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of June 10, 2019, by and between William M. Brown (“Brown”) and Altimmune, Inc., a Delaware corporation (“Altimmune”).

WHEREAS, the Board of Directors of Altimmune (the “Board”) desires to employ Brown, and Brown desires to be employed by Altimmune pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, as of the Effective Date (defined below), the Consulting Agreement between Brown and Altimmune effective May 8, 2018, as amended via the Amendment to Consulting Agreement dated March 14, 2019 (the “Consulting Agreement”), is superseded and of no further effect, except as expressly provided in Section 9 of this Agreement.

WHEREAS, Brown acknowledges that, in executing this Agreement, he has had a reasonable opportunity to seek the advice of independent legal and tax counsel, and has read and understood all of the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Titles, Duties and Responsibilities.

(a)    Title and Duties. During the Employment Period (as defined in Section 2 below), Brown shall serve as Chief Financial Officer of Altimmune and shall have such duties, responsibilities and authority commensurate with such position, and such additional duties and responsibilities commensurate with such position as shall be determined from time to time by the Board. If requested, Brown shall also serve without additional compensation in such other offices of Altimmune or its subsidiaries or affiliates to which he may be elected or appointed. Although Brown’s residence is currently located outside of the State of Maryland, Brown shall spend at least 50% of his working time at the Company working from the Company’s Maryland office or traveling on Company business.

(b)    Reporting Responsibilities. Brown shall report directly to the Chief Executive Officer.

(c)    Conflicts of Interest and Compliance with Laws. Except as specifically set forth in this Section 1(c), during the Employment Period, Brown shall devote his entire time, attention, energies and business efforts to the affairs of Altimmune. Except as set forth below, during the Employment Period, Brown shall not, without the prior written consent of the Board (x) engage, directly or indirectly, in any other business activity that materially interferes with his duties as set forth in this Agreement and/or that creates a conflict of interest, (y) act as a proprietor, partner, director, officer, executive, consultant, advisor, agent, representative or any other capacity of any entity other than Altimmune and its divisions, subsidiaries and other affiliated entities, regardless of whether such activity is for gain, profit or other pecuniary advantage, or (z) allow or cause Altimmune to participate in any transaction with Brown, any of his relatives (other than as employees of Altimmune), or any entity in which Brown or any of his relatives has an interest. Brown further agrees that he shall not knowingly take any action, or authorize the taking of any action, that contravenes any applicable federal, state, municipal or other political subdivision ordinance, statute or rule, regulation or order of any jurisdiction. Brown agrees to immediately disclose to the Board any relationship, action or activity that may potentially be subject to the provisions of this Section 1(c). Notwithstanding any restrictions contained in this Section 1(c), it is expressly understood and agreed that Brown may continue to serve as a partner of Brown & Page LLP d/b/a “Redmont CPAs”, for so long as such service does not materially interfere with the performance of his duties and responsibilities hereunder or does not give rise to a conflict of interest.

2.    Employment Term. Brown’s employment with Altimmune under this Agreement shall begin on June 1, 2019 (the “Effective Date”) and shall continue until terminated pursuant to Section 6 hereof (the “Employment Period”). Brown’s employment with Altimmune is “at-will” and shall continue only so long as mutually agreeable to Brown and Altimmune, in each case subject to Section 6 hereof.

3.    Salary, Bonus and Other Compensation. During the Employment Period, Altimmune shall provide the following salary, bonus and other compensation to Brown:

(a)    Base Compensation. Altimmune shall pay Brown an initial annual base salary of Three Hundred-Thirty Thousand Dollars ($330,000) per annum (“Base Salary”), payable in substantially equal installments in accordance with Altimmune’s normal payroll practices. Brown’s compensation shall be evaluated and adjusted by the Compensation Committee of the Board (the “Committee”) on at least an annual basis, provided that in no event shall Brown’s Base Salary be reduced while this Agreement is in effect.

(b)    Annual Bonus. In addition to the Base Salary, during each year of the Employment Period, Brown will be eligible for an annual cash bonus (“Annual Bonus”) with a target award equal to thirty percent (30%) of the Base Salary. The Annual Bonus will be subject to all of the terms and conditions of the applicable bonus plan, except that Brown’s Annual Bonus will not be prorated based on his hire date. The actual Annual Bonus payouts will be based on achievement of the individual and/or Altimmune performance criteria established for the applicable fiscal year by the Committee in its sole and absolute discretion. Brown must be actively employed on December 31st of the applicable fiscal year to be eligible for an Annual Bonus payment. The Annual Bonus shall be paid no later than the March 15th of the fiscal year immediately following the fiscal year in which such Annual Bonus was earned.

(c)    Signing Bonus. Subject to Brown’s commencement of employment with Altimmune on the Effective Date, Altimmune shall pay Brown a lump sum cash bonus of Sixty Thousand Dollars ($60,000) (the “Signing Bonus”), payable on the first payroll date following the Effective Date. If Brown’s employment with Altimmune is terminated for any reason prior to the payment of the Signing Bonus, Brown will not be eligible to receive the Signing Bonus. If Brown’s employment with Altimmune terminates for any reason other than (i) by Altimmune without Cause (as defined below) or (ii) by reason of Brown’s resignation for Good Reason (as defined below), in each case, on or prior to the 12-month anniversary of the Effective Date, then not later than the 60th day following the date of termination of Brown’s employment, Brown shall repay to Altimmune the full Signing Bonus.

(d)    Sign-On Incentive Option. As soon as reasonably practicable following the Effective Date, but in no event later than thirty (30) days following the Effective Date, and subject to the approval of the Committee, Altimmune shall grant Brown an option to purchase Fifty Thousand (50,000) shares of Altimmune’s common stock (the “Sign-On Incentive Option”) under the Altimmune, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”). The exercise price of the Sign-On Incentive Option shall be equal to the Fair Market Value (as defined in the 2017 Plan) of a share of Altimmune’s common stock on the grant date. The Sign-On Incentive Option will be an “incentive stock option” to the extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”). One hundred percent (100%) of the Sign-On Incentive Option shall be unvested and unexercisable as of the grant date. On the first anniversary of the Effective Date (the “First Vesting Date”), twenty-five percent (25%) of the unvested portion of the Sign-On Incentive Option shall vest and become exercisable, and the aggregate remaining unvested portion of the Sign-On Incentive Option shall vest and become exercisable in substantially equal monthly installments over the thirty-six (36) month period commencing on the first monthly anniversary of the First Vesting Date, subject to Brown’s continued employment with Altimmune on each applicable vesting date. The Sign-On Incentive Option will be governed by the terms and conditions of the 2017 Plan and the stock option agreement approved by the Committee to evidence the grant of the Sign-On Incentive Option. To avoid doubt, this Sign-On Incentive Option shall not affect Brown’s existing option to purchase Thirty Thousand (30,000) shares of Altimmune’s common stock under the Plan and the applicable option agreement.

(e)    Additional Equity Awards. Brown will be eligible to participate in the 2017 Plan or such other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of Altimmune from time to time, as determined by the Committee in its sole and absolute discretion.

4.    Benefits. During the Employment Period, Brown shall be eligible for participation in and shall receive all benefits under welfare benefit, savings and retirement plans provided by Altimmune (including, but not limited to, life insurance, disability insurance, medical insurance, dental insurance) to the extent applicable generally to senior executives of Altimmune, and consistent with the following specific agreements:

(a)    Vacation. Brown will be entitled to twenty (20) days of paid vacation and six (6) days of personal and sick leave each calendar year during the Employment Period. At the end of each year, Brown is permitted to carry over a maximum of twelve (12) days of vacation, personal and sick leave to the subsequent year, subject to applicable law, and any additional days shall be forfeited.

(b)    Health, Vision and Dental Insurance Brown will be entitled to participate in all health, vision and dental insurance programs provided by Altimmune to the extent applicable generally to senior executives of Altimmune.

(c)    Commuting Expense Reimbursement. During the Employment Period, so long as Brown’s primary residence is located within fifty (50) miles of his current residence in Highlands Ranch, Colorado, Altimmune will reimburse Brown an amount, not to exceed $18,000 in any 12-month period, to cover all of Brown’s expenses relating to travel to, and lodging near, Altimmune’s corporate offices (“Commuting Expenses”). The stated location may be changed by mutual agreement, and Altimmune’s consent to such change shall not be unreasonably withheld. On an annual basis on a date determined by the Board in its sole discretion, Altimmune shall make a tax gross-up payment to Brown for any income imputed on Brown as a result of the reimbursement of Commuting Expenses.

5.    Reimbursement of Business Expenses. Altimmune shall reimburse Brown for all reasonable and customary out-of-pocket business expenses incurred by Brown in the course of his duties (to include monthly expenses to maintain cellular telephone service, but excluding Commuting Expenses), in accordance with Altimmune’s policies as in effect from time to time. Brown shall be required to submit to Altimmune appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, any expense or reimbursement described in this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Brown during any calendar year will not affect the amount of expenses eligible for reimbursement to Brown in any other calendar year; (ii) the reimbursements for expenses for which Brown is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary company policies and procedures regarding such reimbursement of expenses.

6.    Termination Provisions.

(a)    Termination by Altimmune for Cause or Termination by Brown without Good Reason. Altimmune may terminate Brown’s employment immediately for Cause (as defined below) and Brown may terminate his employment at any time without Good Reason upon providing Altimmune at least thirty (30) days advance written notice. Upon such termination, Altimmune shall provide Brown with the following: (i) payment of any accrued Base Salary through and including the date of Brown’s termination to the extent not theretofore paid; (ii) any accrued and unused vacation pay through and including the date of Brown’s termination; (iii) any unreimbursed business expenses in accordance with Section 5 hereof; and (iv) such accrued and vested rights or benefits as may be due to Brown under any Altimmune sponsored employee benefits plans payable in accordance with the terms and conditions of such plans (the payments and benefits referred to in subclauses (i) through (iv) above shall be collectively referred to as the “Accrued Obligations”). In addition, in the event that Altimmune terminates Brown’s employment for Cause or Brown terminates Brown’s employment without Good Reason, Brown shall be entitled to receive any earned but unpaid prior year’s Annual Bonus (subject to Section 3(b)), payable by Altimmune to Brown at the same time annual bonuses in respect of the prior year are generally paid to senior executives of Altimmune. Except as provided in this Section 6(a), termination pursuant to this Section 6(a) shall terminate any other rights Brown may have under this Agreement and shall relieve Altimmune of any other obligations it may have under this Agreement.

For purposes of this Agreement, termination for Cause shall mean the termination of Brown’s employment by Altimmune due to: (i) a material breach by Brown of his fiduciary duties to Altimmune; (ii) a material breach by Brown of this Agreement after being given written notice of such breach and a failure to cure within thirty (30) days of such notice; (iii) Brown’s willful failure or refusal to follow Altimmune’s written policies after being given written notice of said failure or refusal and a failure to cure within thirty (30) days of such notice; (iv) Brown’s conviction of, or plea of guilty or nolo contendere, to a felony; and/or (v) Brown’s continuing and willful refusal to act as directed by the Chief Executive Officer (other than refusal resulting from incapacity due to physical or mental illness), after written notice is delivered to Brown within sixty (60) days of such refusal which identifies said refusal and sets forth a plan of corrective action and a failure to cure within thirty (30) days of such notice.

(b)    Termination by Altimmune without Cause or Resignation by Brown for Good Reason. Altimmune may terminate Brown’s employment without Cause at any time upon prior written notice to Brown and Brown may terminate his employment for Good Reason (as defined below). Upon such termination, subject to Brown’s continued compliance with the restrictive covenants set forth in Section 7, Altimmune shall provide Brown with the following:

(i)    continued payment of the Cash Severance Amount (as defined below) in equal monthly installments during the applicable severance period (as determined below) following the effective date of such termination and otherwise payable in accordance with Altimmune’s normal payroll practices and subject to Section 6(d) hereof. As used herein, the “Cash Severance Amount” shall be equal to six (6) months of Brown’s Base Salary existing at the time of such termination payable over the six (6) month period following such termination, except that if such termination occurs within the one (1) year period commencing on the occurrence of a Change in Control (as defined below), the Cash Severance Amount shall instead be equal to the sum of twelve (12) months of Brown’s Base Salary (existing at the time of such termination) plus Brown’s target Annual Bonus for the year of termination, payable over the twelve (12) month period following such termination;

(ii)    subject to Brown’s timely election, and the availability, of continuation coverage under Part 6 of Title I of the Employment Retirement Income Security Act of 1974 (as amended) and Section 4980B of the Code (“COBRA”), Altimmune will pay monthly, on Brown’s behalf, a portion of the cost of such coverage for the six (6) months after the date of such termination, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that Brown would have been required to pay if Brown had remained an active employee of Altimmune (the “COBRA Assistance”); provided, however, that if such termination occurs within the one (1) year period commencing on the occurrence of a Change in Control, the COBRA Assistance shall instead be for twelve (12) months, and provided, further, that if at any time Altimmune determines that the COBRA Assistance would result in a violation of the non-discrimination rules under Section 105(h)(2) of the Code or any other applicable laws, statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA Assistance, Altimmune will instead pay Brown fully taxable cash payments equal to, and paid at the same time as, the COBRA Assistance would have otherwise been paid, subject to applicable tax withholdings;

(iii)    any earned but unpaid prior year’s Annual Bonus (subject to Section 3(b)), payable by Altimmune to Brown at the same time annual bonuses in respect of the prior year are generally paid to senior executives of Altimmune;

(iv)    the Accrued Obligations; and

(v)    if such termination occurs within the one (1) year period commencing on the occurrence of a Change in Control, accelerated vesting of all unvested equity awards then outstanding and held by Brown (for the avoidance of doubt, if such termination does not occur during such one (1) year period, then any accelerated vesting of unvested equity awards shall be at the discretion of the Committee).

For purposes of this Agreement, resignation for “Good Reason” shall mean the resignation by Brown of his employment due to: (a) a reduction in Brown’s Base Salary or target Annual Bonus opportunity; (b) a material diminution in Brown’s authority, duties or responsibilities; or (c) a relocation by Altimmune of Brown’s principal place of business for the performance of his duties under this Agreement to a location that is anywhere outside of a 50-mile radius of Gaithersburg, Maryland; provided, however, that Brown must notify Altimmune within ninety (90) days of the occurrence of any of the foregoing conditions that he considers to be a “Good Reason” condition and provide Altimmune with thirty (30) days in which to cure the condition. If Brown fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

For purposes of this Agreement, “Change in Control” means the occurrence of either (i) an acquisition from stockholders of Altimmune (including through purchase, reorganization, merger, consolidation or similar transaction), directly or indirectly, in one or more transactions by a Person (as defined below) (other than any Person or group of Persons consisting solely of shareholders of Altimmune as of the date immediately prior to the consummation of the transaction) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the securities of Altimmune entitled to vote generally in the election of directors of the Board, calculated on a fully diluted basis after giving effect to such acquisition, or (ii) the sale or other disposition, directly or indirectly, of all or substantially all of the assets of Altimmune and its subsidiaries, taken as a whole, to any Person (other than any Person or group of Persons consisting solely of shareholders of Altimmune as of the date immediately prior to the consummation of the transaction). For the avoidance of doubt, a transaction effected primarily for the purpose of (x) an equity financing of Altimmune, (y) the reincorporation of Altimmune in a different state, or (z) the formation of a holding company that will be owned exclusively by Altimmune’s stockholders, shall not be a Change in Control for purposes of this Agreement. A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, other than employee benefit plans sponsored or maintained by Altimmune and by entities controlled by Altimmune or an underwriter of the capital stock of Altimmune in a registered public offering.

(c)    Death or Disability. Brown’s employment shall terminate automatically upon Brown’s death. Subject to applicable law, Altimmune may terminate Brown’s employment due to Brown’s Disability (as defined below). Upon any such termination, Altimmune shall provide Brown (or his estate as the case may be) with the Accrued Obligations through the date of termination. The term “Disability” shall mean Brown becoming physically or mentally disabled such that he is unable to perform his duties to Altimmune for a period of 90 consecutive days.

(d)    Limits. Notwithstanding anything herein to the contrary, Altimmune’s obligation to make any payments or benefits to Brown (including without limitation acceleration of equity vesting) upon termination of his employment under the circumstances described in Section 6(b) (other than the Accrued Obligations) is conditioned upon Brown’s execution, delivery and non-revocation of a valid and enforceable release of claims in a form provided by Altimmune arising in connection with Brown’s employment and termination or resignation of employment with Altimmune and its affiliates (the “Release”) that becomes effective within the time period provided in the Release but not later than sixty (60) days after the date of such termination or resignation of employment (and to avoid doubt, the “date of such termination or resignation” shall be the actual last day of Brown’s employment with Altimmune, as opposed to the day notice of termination or resignation is provided, if earlier). Altimmune shall provide the form of the Release to Brown within seven (7) days following the date of Brown’s termination or resignation of employment. Subject to the foregoing and Section 21 hereof, the Cash Severance Amount will commence to be paid to Brown on the sixtieth (60th) day following Brown’s termination or resignation of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto. On any termination entitling Brown to the payments and benefits under Section 6(b), Altimmune and its affiliates shall have no further obligation to make payments under this Agreement other than as specifically provided for in such section.

(e)    Resignation from All Positions. Unless the parties otherwise agree in writing, upon the termination or resignation of Brown’s employment with Altimmune for any reason, Brown shall be deemed to have resigned, as of the date of such termination or resignation, from and with respect to all positions Brown then holds as an officer, director or employee with Altimmune and any of its affiliates.

7.    Secrecy, Non-Solicitation  and Non-Competition.

(a)    Secrecy. During the Employment Period and thereafter, Brown covenants and agrees that he will not, except in performance of Brown’s obligations to Altimmune, or with the prior written consent of Altimmune pursuant to the authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Altimmune or use any such information. The term “secret or confidential information” includes, without limitation, information not previously disclosed to the public or to the trade by Altimmune’s management with respect to Altimmune’s products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, member lists, financial information (including the revenues, costs or profits associated with any Altimmune’s products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of Altimmune’s business. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to prohibit Brown from reporting possible violations of federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation or protected by other state or federal law. Brown does not need the prior authorization of Altimmune to make any such reports or disclosures and Brown is not required to notify Altimmune that he made such reports or disclosures.

(b)    Non-solicitation of Clients and Customers. Brown covenants and agrees that during the Employment Period and for a period of six (6) months thereafter, he will not solicit, either directly or indirectly, any customer or client of Altimmune on behalf of any direct competitor of Altimmune for the purpose of diverting business from Altimmune. This Agreement extends to prevent Brown from soliciting on behalf of Brown or any other individual or entity that seeks to compete with Altimmune.

(c)    Non-solicitation of Employees. Brown covenants and agrees that during the Employment Period and for a period of six (6) months thereafter, he shall not directly or indirectly, on his behalf or on behalf of any person or other entity, solicit or induce, or attempt to solicit or induce, any person who is an employee of Altimmune, to terminate his or her employment with Altimmune.

(d)    Noncompetition. Brown covenants and agrees that during the Employment Period and for a period of six (6) months thereafter, he will not directly or indirectly work for, or engage in sales, marketing or related activities on behalf of, himself or any other person or entity that is a direct competitor of Altimmune.

(e)    Equitable Relief. Brown acknowledges and agrees that the services performed by him are special, unique and extraordinary in that, by reason of Brown’s employment, Brown may acquire confidential information and trade secrets concerning the operation of Altimmune, or that Brown may have contact with or obtain knowledge of Altimmune’s members or prospects, the use or disclosure of which could cause Altimmune substantial loss and damages, which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Brown acknowledges and agrees that Altimmune shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Brown from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7. Brown acknowledges and agrees that Altimmune shall be entitled to its attorneys’ fees and court costs should Altimmune successfully pursue legal action to enforce its rights under this Section 7.

(f)    Return of Property. Upon termination or resignation of Brown’s employment with Altimmune, Brown shall promptly supply to Altimmune all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Brown during or prior to his employment with Altimmune, and any copies thereof in Brown’s (or capable of being reduced to Brown’s) possession.

(g)    Survival. Any termination of Brown’s employment, of the Employment Period or of this Agreement (or breach of this Agreement by Altimmune or Brown) shall have no effect on the continuing operation of this Section 7.

(h)    Defend Trade Secrets Act of 2016. Brown understands that pursuant to the federal Defend Trade Secrets Act of 2016, Brown shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.    Governing Law. This Agreement is made and entered into in the State of Maryland, without regard to conflict of laws rules, and the laws of the State of Maryland shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

9.    Effect on Consulting Agreement; Entire Agreement. As of the Effective Date, the Consulting Agreement is superseded and of no further effect, except that (i) Altimmune shall pay Brown for any earned but unpaid amounts owed to him under Section 2 of the Consulting Agreement in accordance with the Consulting Agreement’s terms; and (ii) Sections 4 through 9 and Sections 12 and 13 of the Consulting Agreement (the “Preserved Provisions”) shall remain in effect in accordance with their terms. Except as provided in the preceding sentence, Brown acknowledges and agrees that he is not eligible for or entitled to any compensation or benefits under or related to the Consulting Agreement. This Agreement and the Preserved Provisions constitute the entire agreement between the parties with respect to the matters described herein and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and there are no representation, warranties or commitments, other than those in writing executed by the parties hereto.

10.    Consent to Venue. Any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof, arising out of or relating in any way to the employment of Brown or termination thereof, shall be brought in the Federal courts located in the State of Maryland; provided, however, that if any of the aforementioned courts is found to lack subject matter jurisdiction, then to the exclusive jurisdiction of the state courts in the State of Maryland. By executing and delivering this Agreement, each party, for itself or himself and in connection with its or his properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provided herein; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, CONTROVERSY OR CLAIM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING IN ANY WAY TO THE EMPLOYMENT OF BROWN OR TERMINATION THEREOF OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT OF COMPETENT JURISDICTION AS PROVIDED HEREIN AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.    Assistance in Litigation. Brown shall make himself available, upon the request of Altimmune, to testify or otherwise assist in litigation, arbitration, or other disputes involving Altimmune, or any of the directors, officers, executives, subsidiaries, or parent corporations of Altimmune, at no additional cost during the Employment Period and at any time following the termination of Brown’s employment for any reason; provided, however, in the event such request is made by Altimmune after the Employment Period, Brown shall be reimbursed for any reasonable out-of-pocket expenses incurred with respect thereto and shall also be paid a reasonable daily stipend based on his Base Salary at the time of termination.

13.    Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)	If to Altimmune, to:

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland 20878

Attention: Chief Executive Officer

(b)	If to Brown, to:

The last address on file with Altimmune at the time of Notice.

14.    Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Brown and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall inure to the benefit of and be enforceable by Altimmune and any of its successors and assigns. Altimmune will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Altimmune to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that Altimmune would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Altimmune” shall mean “Altimmune” as hereinbefore defined and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

15.    Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by Brown and the Chief Executive Officer or other person authorized by the Board or their respective successors and legal representatives.

16.    Construction. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

17.    Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

18.    Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

19.    Survivorship. Upon the expiration or other termination of this Agreement or termination of Brown’s employment for any reason, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20.    Withholding. Altimmune may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21.    Section 409A.

(a)    Although Altimmune does not guarantee the tax treatment of any payments or benefits provided under this Agreement, it is intended that this Agreement will comply with, or be exempt from, Code Section 409A to the extent this Agreement (or any benefit or payment provided hereunder) is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent.

(b)    Notwithstanding any provision to the contrary in this Agreement, if Brown is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Altimmune to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Code Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the date immediately following the expiration of the six-month period measured from the date of Brown’s “separation from service,” and (ii) the date of Brown’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 21(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Brown in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)    Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Code Section 409A, references to Brown’s “termination of employment” (and corollary terms) with Altimmune shall be construed to refer to Brown’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Altimmune.

(d)    Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Altimmune. Notwithstanding anything herein, Brown shall be responsible for payment of any applicable personal tax liabilities associated with the receipt of income or benefits pursuant to this Agreement.

22.    Section 280G.

(a)    Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the benefit of Brown by Altimmune, any affiliate thereof, any person or entity who acquires ownership or effective control of Altimmune or ownership of a substantial portion of Altimmune’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitutes “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount Brown would receive, after all taxes, if Brown received aggregate Payments equal (as valued under Section 280G of the Code) to only three times Brown’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to Brown shall be subject to the Excise Tax.

(b)    The determination of whether the Payments shall be reduced as provided in Section 22(a) hereof and the amount of such reduction shall be made at Altimmune’s expense by an independent public accounting firm of national reputation selected by Altimmune (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Altimmune and Brown within ten (10) days after Brown’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by Brown with respect to the Payments, it shall furnish Brown with an opinion reasonably acceptable to the him that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon Altimmune and Brown.

23.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALTIMMUNE, INC.:		WILLIAM M. BROWN:

By:	/s/ Vipin K. Garg	/s/ William Brown
Vipin K. Garg, Chief Executive Officer

Date:	June 10, 2019	Date: June 10, 2019